Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-212264, 333-181680 and 333-134822) and Form S-3 (333-180479, 333-170756 and 333-138304) of our reports dated February 27, 2017 accompanying the financial statements of CVH Southaven, LLC, CVH Lexington, LLC, EASTVHR HS Round Rock, LLC, and VHRMR TALL, LLC, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations and changes in member’s equity and cash flows for the years ended December 31, 2016 and 2015, appearing in the Current Report on Form 8-K of Condor Hospitality Trust, Inc.

/s/ Panell Kerr Forester of Texas, P.C.

Houston, TX

April 14, 2017